EXHIBIT 3(ii)

Amendment to By-Laws adopted September 15, 2008

                A new Article I, Section 14 is hereby added to the By-Laws, which reads, as follows:

        Section 14.  Undisclosed Beneficial Ownership.  If a person is required to report beneficial ownership of shares of the Corporation under Section 13(d) or 13(g) of the Securities Exchange Act of 1934 and the Rules of the U.S. Securities and Exchange Commission thereunder, as such Act and Rules are in effect from time to time, but such person has not done so, then such shares shall not be voted until 10 calendar days after such person shall have reported such beneficial ownership in accordance with such Act and Rules.